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                                                     Exhibit 23.1




                CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CIBER, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-31905) on Form S-4 and (Nos. 33-81320-3, 33-87978, 33-88046, 33-88048,
33-88050, 333-15091, 333-25543, 333-25545) on Form S-8 of CIBER, Inc. of our
report dated March 27, 1998, relating to the supplemental consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997 which report appears in the Form 8-K dated March 30, 1998 of CIBER, Inc.






                              KPMG PEAT MARWICK LLP




Denver, Colorado
March 27, 1998